EXHIBIT 4.4

CERTIFICATE ELIMINATING REFERENCE TO

SERIES A PREFERRED STOCK
FROM THE CERTIFICATE OF INCORPORATION OF
GLOWPOINT, INC.

Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1.

The name of the corporation (the "Corporation") is: Glowpoint, Inc.

2.

The designation of the series of shares of stock of the Corporation to which this certificate relates is: Series A Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”).

3.

The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation.  A certificate setting forth the said resolution has been filed with the Secretary of State of the State of Delaware on June 14, 2000 pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.

4.

The Board of Directors of the Corporation has adopted the following resolution:

RESOLVED,  that none of the authorized shares of stock of the Corporation designated as Series A Preferred Stock are outstanding; and none of the authorized shares of stock of the Corporation designated as Series A Preferred Stock will hereinafter be issued, and be it further

RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the Corporation all reference to the Series A Preferred Stock.

5.

The effective time of this certificate shall be the filing date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 4th day of December, 2007.

GLOWPOINT, INC.

By:	/s/ Michael Brandofino
Michael Brandofino President and CEO